Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES 2007 RESULTS

RADNOR, PA (BusinessWire) February 13, 2008 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the fiscal year and three months ended December 31, 2007.

Full-Year and Fourth Quarter 2007 Highlights

Full-year 2007 results, with comparisons to full-year 2006 results, included the following:

•

Record annual oil and gas production of 40.6 billion cubic feet of natural gas equivalent (Bcfe), or 111.1 million cubic feet of natural gas equivalent (MMcfe) per day, a 30 percent increase as compared to 31.3 Bcfe, or 85.6 MMcfe per day;

•	Record proved reserves of 680 Bcfe, a 40 percent increase as compared to 487 Bcfe;

•	Operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $301.2 million as compared to $262.0 million;

•	Net income of $50.8 million, or $1.32 per diluted share, as compared to $75.9 million, or $2.01 per diluted share; and

•

Adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $69.8 million, or $1.82 per diluted share, as compared to $60.7 million, or $1.61 per diluted share.

Fourth quarter 2007 results, with comparisons to fourth quarter 2006 results, included the following:

•	Oil and gas production of 10.7 Bcfe, or 116.1 MMcfe per day, a 25 percent increase as compared to 8.6 Bcfe, or 93.0 MMcfe per day;

•	Operating cash flow of $75.0 million as compared to $64.0 million;

•	Net income of $5.4 million, or $0.14 per diluted share, as compared to $10.7 million, or $0.28 per diluted share; and

•	Adjusted net income of $12.8 million, or $0.33 per diluted share, as compared to $7.1 million, or $0.19 per diluted share.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

For 2007, operating income was $192.6 million, which was $22.1 million, or 13 percent, higher than 2006. The increase was primarily due to higher production in the oil and gas segment and higher processing margins in the natural gas midstream (PVR Midstream) segment, offset in part by higher operating expenses in the oil and gas segment, lower operating income from the coal and natural resource management (PVR Coal & NRM) segment and higher corporate general and administrative (G&A) expense. Operating cash flow for 2007 increased $39.2 million, or 15 percent, as compared to 2006, primarily due to the increase in operating income and a decrease in cash paid to settle derivatives, partially offset by higher interest expense resulting from increased debt levels. The 15 percent increase in adjusted net income was primarily due to the increase in operating income and a decrease in cash paid to settle derivatives, partially offset by the increase in interest expense. The increase in corporate G&A expense related primarily to increased personnel-related costs resulting from new employees added during 2007, higher stock-based compensation expense, new information systems conversion costs and a full year of PVG-related expenses in 2007.

In addition to the factors discussed above relating to the increase in operating income, the 33 percent decrease in net income in 2007 was primarily due to a $69.7 million increase in derivatives expense resulting mainly from changes in the valuation of unrealized derivative positions and higher interest expense, along with the related effects on income tax expense and minority interest.

In the fourth quarter of 2007, operating income was $45.1 million, which was $17.8 million, or 65 percent, higher than the fourth quarter of 2006. The increase was primarily due to higher production in the oil and gas segment and higher processing margins from PVR Midstream, offset in part by higher operating expenses in the oil and gas segment, lower segment operating income from PVR Coal & NRM and higher corporate G&A expense. Operating cash flow increased $11.0 million, or 17 percent, primarily due to the increase in operating income and a decrease in cash paid to settle derivatives, partially offset by higher interest expense resulting from increased debt levels. The 81 percent increase in adjusted net income was primarily due to the increase in operating income and a decrease in cash paid to settle derivatives, partially offset by the increase in interest expense. The increase in corporate G&A related primarily to increased personnel-related costs resulting from new employees added during 2007, higher stock-based compensation expense, new information systems conversion costs and a full quarter of PVG-related expenses in 2007.

The 50 percent decrease in net income in the fourth quarter of 2007 was primarily due to a $34.1 million increase in derivatives expense resulting mainly from changes in the valuation of unrealized derivative positions and higher interest expense, along with the related effects on income tax expense and minority interest.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “We are pleased with the performance of our oil and gas operations, which delivered a 30 percent production increase in 2007 and a 25 percent fourth quarter production increase over the prior year quarter. This exceeds our original 2007 guidance, which estimated a 17 to 23 percent increase in production, excluding acquisitions. As a result of our results in 2007 and based on our 2008 capital expenditures budget, we are expecting production growth of 21 to 27 percent in 2008, excluding contributions from acquisitions or significant exploratory success.

“We also reported record proved reserves of 680 Bcfe at year-end 2007, a 40 percent increase over the prior year levels with 71 percent replaced through the drillbit. We replaced 628 percent of 2007 production at a reserve replacement cost of $2.04 per thousand cubic feet of natural gas equivalent (Mcfe). We drilled 289 gross wells during 2007 and anticipate drilling approximately 330 gross wells during 2008 as part of our $475 million oil and gas capital expenditures budget.

“In December 2007, we completed successful public securities offerings, raising approximately $372 million of gross proceeds from the dual offerings of both convertible debt and equity. In addition to broadening access to Penn Virginia by the investment community, the capital raise allowed us to dramatically reduce our bank borrowings such that we had over $350 million of credit availability at year-end 2007.

“PVR Midstream, the natural gas midstream segment of Penn Virginia Resource Partners, L.P. (NYSE: PVR), experienced a strong increase in operating income and cash flow throughout 2007 as the fractionation or “frac” spread – which is the difference between the price of natural gas liquids (NGLs) sold and the cost of natural gas purchased on a per MMBtu basis – was at record high levels and has remained strong into early 2008. PVR Midstream is expecting organic growth in 2008, including the completion of two new gas processing plants in Texas, one of which will process most of PVA’s liquids-rich Cotton Valley natural gas production in east Texas.

“PVR Coal & NRM completed two coal reserve acquisitions in the Illinois Basin during 2007. In addition, PVR Coal & NRM completed significant acquisitions in Appalachia of forestland ($93 million) and oil and gas royalties ($31 million). Coal production by PVR’s lessees was essentially flat in 2007 relative to the prior year, due to disruptions of Appalachian production in the fourth quarter; however, lessee tonnage is expected to increase in 2008. The overall market for coal improved during 2007 as spot prices increased in the areas where our royalties are market sensitive, although most of our lessees’ contracts with their customers are long-term in nature. The primary reasons for the improvement in the coal market were increased domestic demand, as well as increased exports of Appalachian coal.

“The pretax value of our 82 percent stake in Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and largest limited partner of PVR, has increased by approximately $300 million, or approximately $7.25 per PVA share, since its initial public offering in December 2006. Considering the increased market value of PVG, as well as the approximate $41 million current annualized run rate of distributions that we receive from PVG, we are very pleased with the performance of this investment.

“We look forward to continued growth in 2008 and believe that we have the proper strategies in place at each business segment and the financial strength to achieve that growth.”

Oil and Gas Segment Review

Proved natural gas and oil reserves increased by 40 percent in 2007, from 487 Bcfe at December 31, 2006 to 680 Bcfe at December 31, 2007. This increase was a result of successful drilling programs and acquisitions in the Cotton Valley play in east Texas, the Mid-Continent region and the Selma Chalk play in Mississippi. Oil and gas production grew 30 percent from 31.3 Bcfe in 2006 to a record 40.6 Bcfe in 2007. Fourth quarter 2007 oil and gas production grew 25 percent to 10.7 Bcfe from 8.6 Bcfe in the fourth quarter of 2006. See today’s separate operational update news release for a more detailed discussion of full year and fourth quarter 2007 drilling and production operations for the oil and gas business segment.

Oil and gas operating income for 2007 was $104.2 million, or 23 percent higher than the $84.8 million in 2006. Total oil and gas revenues increased by 29 percent from $236.0 million in 2006 to $303.2 million in 2007. The increase in revenues was primarily attributable to the production increase and a $12.2 million gain on the sale in September 2007 of non-operated working interests in oil and gas properties, partially offset by a six percent decrease in the realized natural gas price.

In 2007, total oil and gas segment expenses increased by $47.9 million, or 32 percent, to $199.0 million, or $4.91 per Mcfe produced, from $151.1 million, or $4.83 per Mcfe produced, in 2006, as discussed below:

•

Cash operating expenses, which include lease operating expense, taxes other than income and G&A expense, increased by $28.8 million, or 55 percent, to $80.8 million, or $1.99 per Mcfe produced, in 2007 from $52.0 million, or $1.66 per Mcfe produced, in 2006. The overall increase in cash operating expenses was due primarily to the production increase. Increases in cash operating expenses per unit of production are discussed below:

•

Lease operating expense increased to $1.15 per Mcfe from $0.88 per Mcfe, primarily due to a general increase in oilfield service costs and activity in all operating areas as well as additional expenses in a number of operating areas related to workovers, water disposal, gathering, compression, and repairs and maintenance; and

•	Taxes other than income increased to $0.44 per Mcfe from $0.38 per Mcfe primarily due to a severance tax refund received in 2006 related to production in the Cotton Valley play.

•	Exploration expense decreased by $5.7 million, or 17 percent, to $28.6 million in 2007 from $34.3 million in 2006 due to increased success in 2007 relative to the prior year.

•

Depletion, depreciation and amortization (DD&A) expense increased by $30.8 million, or 55 percent, to $87.0 million, or $2.14 per Mcfe, from $56.2 million, or $1.80 per Mcfe. The overall increase in DD&A expense was primarily due to the production increase. The higher depletion rate per unit of production was primarily due to a shift in the production mix to areas with relatively high depletion rates, including the Gulf Coast, east Texas, Appalachia and the Mid-Continent.

Oil and gas operating income for the fourth quarter of 2007 was $18.8 million, or 117 percent higher than the $8.7 million in the fourth quarter of 2006. Total oil and gas revenues increased by 35 percent from $57.7 million in the fourth quarter of 2006 to $77.7 million in the fourth quarter of 2007. The increase in revenues was primarily attributable to the production increase, as well as a four percent increase in the realized natural gas price and a 57 percent increase in the realized oil and condensate price.

In the fourth quarter of 2007, total oil and gas segment expenses increased by $10.1 million, or 20 percent, to $58.9 million, or $5.52 per Mcfe produced, from $49.0 million, or $5.73 per Mcfe produced, in the fourth quarter of 2006, as discussed below:

•

Cash operating expenses increased by $10.7 million, or 73 percent, to $25.4 million, or $2.38 per Mcfe produced, in the fourth quarter of 2007 from $14.7 million, or $1.72 per Mcfe produced, in the fourth quarter of 2006. The overall increase in cash operating expenses was due in part to the production increase. Increases in cash operating expenses per unit of production are discussed below:

•	Lease operating expense increased to $1.45 per Mcfe from $0.93 per Mcfe, primarily due to:

•

increased water disposal costs in east Texas caused by a disposal facility reaching capacity, necessitating more expensive trucking of associated water production until new disposal facilities can be completed by mid-2008;

•	added compression in east Texas, Mississippi and south Louisiana due to increased production volumes;

•	higher downhole maintenance expenses in several operating areas; and

•

increased third party gathering charges in east Texas pending hook up to PVR Midstream’s gas processing plant in east Texas in the first quarter of 2008, at which time gathering charges are expected to be more than offset by increased revenue from NGL production;

In addition, the unexpected loss of production at a significant producing well in south Texas (approximately four MMcfe per day) for approximately two months during the quarter and the divestitures of low-cost royalty and working interest properties in Appalachia contributed to the increase in per unit expense during the quarter; and

•	Taxes other than income increased to $0.43 per Mcfe from $0.31 per Mcfe, primarily due to a severance tax refund received in the fourth quarter of 2006 related to production in the Cotton Valley play.

•

Exploration expense decreased by $3.3 million, or 40 percent, to $5.0 million in the fourth quarter of 2007 from $8.3 million in the prior year quarter due to increased success in the fourth quarter of 2007 relative to the prior year quarter.

•

DD&A expense increased by $10.9 million, or 62 percent, to $28.4 million, or $2.66 per Mcfe, from $17.5 million, or $2.04 per Mcfe. The overall increase in DD&A expense was due in part to the production increase. The higher depletion rate per unit of production was primarily due to a shift in the production mix to areas with relatively high depletion rates, including the Gulf Coast, east Texas, Appalachia and the Mid-Continent.

Natural Gas Midstream and Coal & NRM Segments (PVR)

Operating income for PVR Midstream increased 67 percent to $48.9 million in 2007 from $29.4 million in the prior year. Fourth quarter 2007 segment operating income increased 191 percent to $20.6 million from $7.1 million in the prior year quarter. Operating income for PVR Coal & NRM decreased six percent to $68.8 million in 2007 from $73.4 million in the prior year. In the fourth quarter of 2007, operating income for PVR Coal & NRM decreased by 15 percent to $15.6 million from $18.3 million in the prior year quarter. Financial and operational results and full-year 2008 guidance for each of these segments are provided in the financial tables later in this release. In addition, operational updates for these segments are discussed in more detail in PVR’s news release dated February 13, 2008 (please visit PVR’s website, www.pvresource.com under “For Investors,” for a copy of the release).

Consolidated Financial Statements

PVA is the largest unitholder of PVG and reports its financial results on a consolidated basis with the financial results of PVG. Similarly, PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder, and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR and derives its cash flow solely from cash distributions received from PVR.

A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” section of this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. Management believes that this is useful since the oil and gas and corporate segments provide a majority of the cash flow from operations generated by PVA, as compared to distributions PVA receives from PVG and PVR. Management believes that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Partnership Distributions

As previously announced, on February 19, 2008, PVG will pay to unitholders of record as of February 4, 2008 a quarterly cash distribution covering the period October 1 through December 31, 2007 in the amount of $0.32 per unit, or an annualized rate of $1.28 per unit. This annualized distribution represents a $0.08 per unit, or seven percent, increase over the annualized distribution of $1.20 per unit paid in the prior quarter and a 33 percent increase over the annualized distribution of $0.96 per unit for the same quarter of 2007.

As the result of PVG’s distribution increase, PVA will receive a cash distribution of approximately $10.3 million in the first quarter of 2008 or approximately $41.1 million on an annualized basis.

Capital Resources and Impact of Derivatives

As of December 31, 2007, PVA had outstanding borrowings of $352.0 million, including $230.0 million of convertible senior subordinated notes due 2012 and $122.0 of borrowings under its revolving credit facility. The $131.0 million increase in outstanding borrowings as compared to the $221.0 million at December 31, 2006 was primarily due to higher spending to fund PVA’s oil and gas capital expenditures and acquisitions during 2007, partially offset by the net proceeds from the offering of 3.45 million shares of common stock in December 2007 and the divestitures of working and royalty interests. PVR’s outstanding borrowings as of December 31, 2007 were $411.7 million, including $12.6 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. The increase in PVR’s outstanding borrowings was primarily due to coal reserve and forestland acquisitions and natural gas midstream capital expenditures. Consolidated interest expense increased from $24.8 million in 2006 to $37.4 million in 2007. Consolidated interest expense increased from $7.5 million in the fourth quarter of 2006 to $11.5 million in the fourth quarter of 2007. The increases were due higher weighted average levels of outstanding borrowings during 2007 as compared to the prior year periods.

During 2007, derivatives expense was $47.3 million, as compared to income of $19.5 million in 2006. Derivatives expense related to PVR Midstream, included in consolidated derivatives expense, was $45.6 million in 2007. Cash settlements of derivatives included in these amounts resulted in net cash payments of $3.7 million during 2007, as compared to $8.9 million of net cash receipts in 2006. Cash settlements of derivatives related to PVR Midstream, included in consolidated cash settlements, were $17.8 million of net cash payments in 2007. For the fourth quarter of 2007, derivatives expense was $25.2 million, as compared to income of $8.1 million in the prior year quarter. Derivatives expense related to PVR Midstream was $24.6 million in the fourth quarter of 2007. Cash settlements of derivatives included in these amounts resulted in net cash payments of $5.9 million during the fourth quarter of 2007, as compared to $1.5 million of net cash receipts in the fourth quarter of 2006. Cash settlements of derivatives related to PVR Midstream were $8.8 million of net cash payments in the fourth quarter of 2007. See the natural gas midstream segment review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross processing margin.

Based on derivatives currently in place for natural gas production, we have hedged approximately 38 to 40 percent of natural gas production for 2008, based on the latest production guidance, at weighted average collar floors and ceilings of $7.85 and $9.65 per MMBtu. See the Guidance Table included in this release for details of production guidance and derivative positions.

Guidance for 2008

See the Guidance Table included in this release for guidance estimates for full-year 2008. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

Conference Call

A conference call and webcast, during which management will discuss 2007 full-year and fourth quarter financial and operational results for PVA, is scheduled for Thursday, February 14, 2008 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVA’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until February 28, 2008 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #270353. An on-demand replay of the conference call will be available at PVA’s website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the Cotton Valley play in east Texas, the Selma Chalk play in Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information, please visit PVA’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, crude oil, NGLs and coal; the cost of finding and successfully developing oil and gas reserves; our ability to acquire new oil and gas reserves and the price for which such reserves can be acquired; energy prices generally and specifically, the price of natural gas, crude oil, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and crude oil; the projected demand for natural gas, crude oil, NGLs and coal; the projected supply of natural gas, crude oil, NGLs and coal; the availability of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; non-performance by third party operators in wells in which we own an interest; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves; PVR’s ability to generate sufficient cash from its midstream and coal and natural resource management businesses to pay the minimum quarterly distribution to its general partner and its unitholders; hazards or operating risks incidental to our business and to PVR’s coal or midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets on satisfactory terms; the price for which PVR can acquire coal reserves; PVR’s ability to continually find and contract for new sources of natural gas supply for its midstream business; PVR’s ability to retain existing or acquire new natural gas midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves; PVR’s exposure to the credit risk of its coal lessees and natural gas midstream customers; hazards or operating risks incidental to natural gas midstream operations; unanticipated geological problems; the dependence of PVR’s natural gas midstream business on having connections to third party pipelines; the occurrence of unusual weather or operating conditions including force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its natural gas midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY—unaudited

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Production
Natural gas (MMcf)	9,930	7,959	37,802	28,968
Oil and condensate (MBbls)	125	99	461	382
Total oil, condensate and natural gas production (MMcfe)	10,681	8,553	40,569	31,260
Coal royalty tons (thousands)	7,342	8,311	32,528	32,778
Midstream system throughput volumes (MMcf)	17,047	16,761	67,810	61,995

Prices and margin
Natural gas ($ per Mcf)	$6.87	$6.60	$6.94	$7.35
Oil and condensate ($ per Bbl)	$77.28	$49.08	$60.97	$55.59
Average gross coal royalty ($ per ton)	$2.82	$2.99	$2.89	$2.99
Gross midstream processing margin (in thousands)	$30,786	$17,396	$89,881	$68,121

CONSOLIDATED STATEMENTS OF EARNINGS—unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues
Natural gas	$68,208	$52,535	$262,169	$212,919
Oil and condensate	9,674	4,859	28,117	21,237
Natural gas midstream	123,079	97,375	433,174	402,715
Coal royalties	20,685	24,875	94,140	98,163
Other	6,878	5,835	35,350	18,895

Total revenues	228,524	185,479	852,950	753,929

Expenses
Cost of midstream gas purchased	92,293	79,979	343,293	334,594
Operating	20,053	13,968	67,610	47,406
Exploration	4,998	8,269	28,608	34,330
Taxes other than income	5,728	3,550	21,723	14,767
General and administrative	20,444	16,277	66,983	49,566
Impairment of oil and gas properties	181	8,517	2,586	8,517
Depreciation, depletion and amortization	39,700	27,636	129,523	94,217

Total expenses	183,397	158,196	660,326	583,397

Operating income	45,127	27,283	192,624	170,532

Other income (expense)
Interest expense	(11,541)	(7,540)	(37,419)	(24,832)
Derivatives	(25,214)	8,094	(47,282)	19,497
Other	1,115	2,580	3,651	3,718

Income before minority interest and income taxes	9,487	30,417	111,574	168,915

Minority interest	2,660	11,831	30,319	43,018
Income tax expense	1,468	7,883	30,501	49,988

Net income	$5,359	$10,703	$50,754	$75,909

Per share data:
Net income per share, basic	$0.14	$0.29	$1.33	$2.03

Net income per share, diluted (a)	$0.14	$0.28	$1.32	$2.01

Weighted average shares outstanding, basic	38,805	37,492	38,061	37,362
Weighted average shares outstanding, diluted	39,157	37,872	38,358	37,732

(a) - The diluted EPS numerator includes an adjustment for the dilutive effect of PVR’s net income.

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS—unaudited

(in thousands)

	December 31, 2007	December 31, 2006
Assets
Current assets	$227,799	$192,383
Net property and equipment	1,899,014	1,358,383
Other assets	110,375	82,383

Total assets	$2,237,188	$1,633,149

Liabilities and Shareholders’ Equity
Current liabilities	$261,899	$172,690
Long-term debt	352,000	221,000
Long-term debt of Penn Virginia Resource Partners, L.P.	399,153	207,214
Other liabilities and deferred taxes	234,876	211,448
Minority interest - (a)	179,162	438,372
Shareholders’ equity - (a)	810,098	382,425

Total liabilities and shareholders’ equity	$2,237,188	$1,633,149

(a) - The decrease in minority interest and corresponding increase in shareholders’ equity is primarily due to a gain recognized on the sale of PVR’s common units in its initial public offering in 2001 and each subsequent PVR equity issuance to third parties. In accordance with SEC Staff Accounting Bulletin No. 51, PVA deferred recognition of the gain until all PVR junior securities converted to common units in May 2007.

CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating Activities
Net income	$5,359	$10,703	$50,754	$75,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	39,700	27,636	129,523	94,217
Commodity derivative contracts:
Total derivative losses (gains)	26,588	(7,493)	52,157	(17,535)
Cash receipts (payments) to settle derivatives for period	(5,932)	1,486	(3,651)	(8,947)
Deferred income taxes	69	5,949	21,971	38,020
Minority interest	2,660	11,831	30,319	43,018
Gain on sale of properties	(117)	—	(12,553)	—
Impairment of oil and gas properties	181	8,517	2,586	8,517
Dry hole and unproved leasehold expense	4,278	6,577	24,985	24,502
Other	2,180	(1,223)	5,098	4,260

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	74,966	63,983	301,189	261,961
Changes in operating assets and liabilities	29,093	14,775	11,851	13,858

Net cash provided by operating activities	104,059	78,758	313,040	275,819

Investing Activities
Proceeds from sale of property and equipment	14	99	29,399	2,604
Acquisitions	(61,429)	(23,687)	(300,447)	(195,166)
Additions to property and equipment	(104,086)	(87,534)	(413,073)	(269,773)
Other	628	—	628	—

Net cash used in investing activities	(164,873)	(111,122)	(683,493)	(462,335)

Financing Activities
Dividends paid	(2,129)	(2,100)	(8,499)	(8,398)
Distributions paid to minority interest holders	(13,337)	(10,483)	(49,739)	(38,627)
Proceeds from issuance of partners’ capital by PVG	—	117,818	860	117,818
Net proceeds from (repayments of) PVA borrowings	(62,500)	41,000	131,000	142,000
Proceeds from sale of stock warrants	18,187	—	18,187	—
Cash paid for convertible notes hedges	(36,817)	—	(36,817)	—
Net proceeds from (repayments of) PVR borrowings	47,500	(108,600)	193,500	(37,100)
Proceeds from PVA stock offering, net of expenses	135,441	—	135,441	—
Debt issuance costs	(8,141)	—	(8,141)	—
Other	2,334	2,681	8,850	5,248

Net cash provided by financing activities	80,538	40,316	384,641	180,941

Net increase (decrease) in cash and cash equivalents	19,724	7,952	14,189	(5,575)
Cash and cash equivalents-beginning balance	14,803	12,386	20,338	25,913

Cash and cash equivalents-ending balance	$34,527	$20,338	$34,527	$20,338

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION—unaudited

(dollars in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three Months Ended December 31, 2007

Production
Total oil, condensate and gas (MMcfe)	10,681
Natural gas (MMcf)	9,930
Crude oil and condensate (MBbls)	125
Coal royalty tons (thousands of tons)			7,342
Midstream system throughput volumes (MMcf)				17,047

Revenues
Natural gas	$68,208	$6.87	$—	$—	$—	$68,208
Oil and condensate	9,674	77.28	—	—	—	9,674
Natural gas midstream	—	—	—	123,079	—	123,079
Coal royalties	—	—	20,685	—	—	20,685
Gain (loss) on the sale of properties	(3)	—	8	—	(25)	(20)
Other	(149)	—	5,636	1,489	(78)	6,898

Total revenues	77,730	7.28	26,329	124,568	(103)	228,524

Expenses
Cost of midstream gas purchased	—	—	—	92,293	—	92,293
Operating expense	15,523	1.45	1,403	3,326	(199)	20,053
Exploration	4,998	0.47	—	—	—	4,998
Taxes other than income	4,598	0.43	278	646	206	5,728
General and administrative	5,255	0.49	2,968	2,839	9,382	20,444
Impairment of oil and gas properties	181	0.02	—	—	—	181
Depreciation, depletion and amortization	28,368	2.66	6,047	4,865	420	39,700

Total expenses	58,923	5.52	10,696	103,969	9,809	183,397

Operating income (loss)	$18,807	$1.76	$15,633	$20,599	$(9,912)	$45,127

Additions to property and equipment and acquisitions	$144,927		$45	$18,461	$2,082	$165,515

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Three Months Ended December 31, 2006

Production
Total oil, condensate and gas (MMcfe)	8,553
Natural gas (MMcf)	7,959
Crude oil and condensate (MBbls)	99
Coal royalty tons (thousands of tons)			8,311
Midstream system throughput volumes (MMcf)				16,761

Revenues
Natural gas	$52,535	$6.60	$—	$—	$—	$52,535
Oil and condensate	4,859	49.08	—	—	—	4,859
Natural gas midstream	—	—	—	97,375	—	97,375
Coal royalties	—	—	24,875		—	24,875
Gain on the sale of properties	(75)	—	—	—	—	(75)
Other	354	—	4,991	529	36	5,910

Total revenues	57,673	6.74	29,866	97,904	36	185,479

Expenses
Cost of midstream gas purchased	—	—	—	79,979	—	79,979
Operating expense	7,913	0.93	3,039	3,014	2	13,968
Exploration	8,269	0.97	—	—	—	8,269
Taxes other than income	2,648	0.31	369	366	167	3,550
General and administrative	4,177	0.49	2,808	2,816	6,476	16,277
Impairment of oil and gas properties	8,517	1.00	—	—	—	8,517
Depreciation, depletion and amortization	17,482	2.04	5,349	4,643	162	27,636

Total expenses	49,006	5.73	11,565	90,818	6,807	158,196

Operating income (loss)	$8,667	$1.01	$18,301	$7,086	$(6,771)	$27,283

Additions to property and equipment and acquisitions (1)	$88,535		$11,795	$9,438	$1,453	$111,221

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	2006 Coal and natural resource management segment excludes noncash capital expenditures of $0.3 million and acquisitions of assets other than property or equipment of $1.2 million.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION

(dollars in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Year Ended December 31, 2007

Production
Total oil, condensate and gas (MMcfe)	40,569
Natural gas (MMcf)	37,802
Crude oil and condensate (MBbls)	461
Coal royalty tons (thousands of tons)			32,528
Midstream system throughput volumes (MMcf)				67,810

Revenues
Natural gas	$262,169	$6.94	$—	$—	$—	$262,169
Oil and condensate	28,117	60.97	—	—	—	28,117
Natural gas midstream	—	—	—	433,174	—	433,174
Coal royalties	—	—	94,140	—	—	94,140
Gain (loss) on the sale of properties	12,235	—	206	—	(25)	12,416
Other	720	—	17,293	4,632	289	22,934

Total revenues	303,241	7.47	111,639	437,806	264	852,950

Expenses
Cost of midstream gas purchased	—	—	—	343,293	—	343,293
Operating expense	46,713	1.15	8,071	12,893	(67)	67,610
Exploration	28,608	0.71	—	—	—	28,608
Taxes other than income	17,847	0.44	1,110	1,926	840	21,723
General and administrative	16,281	0.40	10,957	11,958	27,787	66,983
Impairment of oil and gas properties	2,586	0.06	—	—	—	2,586
Depreciation, depletion and amortization	86,996	2.14	22,690	18,822	1,015	129,523

Total expenses	199,031	4.91	42,828	388,892	29,575	660,326

Operating income (loss)	$104,210	$2.57	$68,811	$48,914	$(29,311)	$192,624

Additions to property and equipment and acquisitions	$512,485		$146,960	$47,080	$6,995	$713,520

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe) *
Year Ended December 31, 2006

Production
Total oil, condensate and gas (MMcfe)	31,260
Natural gas (MMcf)	28,968
Crude oil and condensate (MBbls)	382
Coal royalty tons (thousands of tons)			32,778	25,186
Midstream system throughput volumes (MMcf)

Revenues
Natural gas	$212,919	$7.35	$—	$—	$—	$212,919
Oil and condensate	21,237	55.59	—	—	—	21,237
Natural gas midstream	—	—	—	402,715	—	402,715
Coal royalties	—	—	98,163	—	—	98,163
Gain on the sale of properties	(233)	—	6	—	(9)	(236)
Other	2,033	—	14,812	2,195	91	19,131

Total revenues	235,956	7.55	112,981	404,910	82	753,929

Expenses
Cost of midstream gas purchased	—	—	—	334,594	—	334,594
Operating expense	27,403	0.88	8,600	11,403	—	47,406
Exploration	34,330	1.10	—	—	—	34,330
Taxes other than income	11,810	0.38	934	1,420	603	14,767
General and administrative	12,826	0.41	9,604	11,023	16,113	49,566
Impairment of oil and gas properties	8,517	0.27	—	—	—	8,517
Depreciation, depletion and amortization	56,237	1.80	20,399	17,094	487	94,217

Total expenses	151,123	4.83	39,537	375,534	17,203	583,397

Operating income (loss)	$84,833	$2.71	$73,444	$29,376	$(17,121)	$170,532

Additions to property and equipment and acquisitions (1)	$331,551		$92,697	$37,015	$3,676	$464,939

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.
(1)	2006 Oil and gas segment excludes noncash expenditures of $32.8 million.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES—unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$104,059	$78,758	$313,040	$275,819
Adjustments:
Changes in operating assets and liabilities	(29,093)	(14,775)	(11,851)	(13,858)

Operating cash flow (Note 1)	$74,966	$63,983	$301,189	$261,961

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$5,359	$10,703	$50,754	$75,909
Adjustments for derivatives:
Derivative losses included in operating income	1,374	601	4,875	1,962
Derivative losses (gains) included in other income	25,214	(8,094)	47,282	(19,497)
Cash receipts (payments) to settle derivatives for period	(5,932)	1,486	(3,651)	(8,947)
Impact of adjustments on minority interest (Note 2)	(9,190)	(185)	(17,991)	1,262
Impact of adjustments on income tax expense	(4,014)	2,553	(11,443)	10,012

Net income as adjusted (Note 3)	$12,811	$7,065	$69,826	$60,702

Net income as adjusted per share, diluted	$0.33	$0.19	$1.82	$1.61

Note 1 – Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because PVA believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). PVA believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, or a measure of liquidity or as an alternative to net income.

Note 2 – Minority interest for the quarter ended December 31, 2007 has been adjusted for the effect of incentive distribution rights and reflects the minority interest percentage of net income recognized for the year ended December 31, 2007.

Note 3 – Net income as adjusted represents net income excluding any gains or losses on derivatives, adjusted for any cash settlements received (paid) and adjusted for related minority interest and income taxes. The Company believes “net income as adjusted” provides a useful measure which excludes the impact of mark-to-market accounting.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD—unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (see Note 1 below):

	Three Months Ended December 31, 2007 - (unaudited)			Three Months Ended December 31, 2006 - (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$68,208	$—	$68,208	$52,535	$—	$52,535
Oil and condensate	9,674	—	9,674	4,859	—	4,859
Natural gas midstream	123,079	(123,079)	—	97,375	(97,375)	—
Coal royalties	20,685	(20,685)	—	24,875	(24,875)	—
Gain on the sale of properties	—	—	—	—	—	—
Other	6,878	(7,133)	(255)	5,835	(5,520)	315

Total revenues	228,524	(150,897)	77,627	185,479	(127,770)	57,709

Expenses
Cost of midstream gas purchased	92,293	(92,293)	—	79,979	(79,979)	—
Operating	20,053	(4,729)	15,324	13,968	(6,053)	7,915
Exploration	4,998	—	4,998	8,269	—	8,269
Taxes other than income	5,728	(924)	4,804	3,550	(735)	2,815
General and administrative	20,444	(6,707)	13,737	16,277	(6,021)	10,256
Impairment of oil and gas properties	181	—	181	8,517	—	8,517
Depreciation, depletion and amortization	39,700	(10,912)	28,788	27,636	(9,992)	17,644

Total expenses	183,397	(115,565)	67,832	158,196	(102,780)	55,416

Operating income	45,127	(35,332)	9,795	27,283	(24,990)	2,293

Other income (expense)
Interest expense	(11,541)	5,496	(6,045)	(7,540)	5,062	(2,478)
Derivatives	(25,214)	24,641	(573)	8,094	(416)	7,678
Equity earnings in PVG and PVR	—	3,529	3,529	—	9,970	9,970
Interest income and other	1,115	(994)	121	2,580	(1,457)	1,123

Income before minority interest and income taxes	9,487	(2,660)	6,827	30,417	(11,831)	18,586

Minority interest	2,660	(2,660)	—	11,831	(11,831)	—
Income tax expense	1,468	—	1,468	7,883	—	7,883

Net income	$5,359	$—	$5,359	$10,703	$—	$10,703

	Year Ended December 31, 2007			Year Ended December 31, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
		(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues
Natural gas	$262,169	$—	$262,169	$212,919	$—	$212,919
Oil and condensate	28,117	—	28,117	21,237	—	21,237
Natural gas midstream	433,174	(433,174)	—	402,715	(402,715)	—
Coal royalties	94,140	(94,140)	—	98,163	(98,163)	—
Gain on the sale of properties	—	—	—	—	—	—
Other	35,350	(22,131)	13,219	18,895	(17,013)	1,882

Total revenues	852,950	(549,445)	303,505	753,929	(517,891)	236,038

Expenses
Cost of midstream gas purchased	343,293	(343,293)	—	334,594	(334,594)	—
Operating	67,610	(20,964)	46,646	47,406	(20,003)	27,403
Exploration	28,608	—	28,608	34,330	—	34,330
Taxes other than income	21,723	(3,040)	18,683	14,767	(2,354)	12,413
General and administrative	66,983	(25,393)	41,590	49,566	(21,024)	28,542
Impairment of oil and gas properties	2,586	—	2,586	8,517	—	8,517
Depreciation, depletion and amortization	129,523	(41,512)	88,011	94,217	(37,493)	56,724

Total expenses	660,326	(434,202)	226,124	583,397	(415,468)	167,929

Operating income	192,624	(115,243)	77,381	170,532	(102,423)	68,109

Other income (expense)
Interest expense	(37,419)	17,338	(20,081)	(24,832)	18,821	(6,011)
Derivatives	(47,282)	45,568	(1,714)	19,497	11,260	30,757
Equity earnings in PVG and PVR	—	24,257	24,257	—	31,683	31,683
Interest income and other	3,651	(2,239)	1,412	3,718	(2,359)	1,359

Income before minority interest and income taxes	111,574	(30,319)	81,255	168,915	(43,018)	125,897

Minority interest	30,319	(30,319)	—	43,018	(43,018)	—
Income tax expense	30,501	—	30,501	49,988	—	49,988

Net income	$50,754	$—	$50,754	$75,909	$—	$75,909

Note 1 – Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own. PVA believes equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on PVA’s operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD —(continued)—unaudited

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (see Note 2 below):

	December 31, 2007			December 31, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
		(unaudited)	(unaudited)		(unaudited)	(unaudited)
Assets
Current assets	$227,799	$(114,707)	$113,092	$192,383	$(83,710)	$108,673
Net property and equipment	1,899,014	(731,282)	1,167,732	1,358,383	(556,513)	801,870
Equity investment in PVG and PVR	—	199,675	199,675	—	(35,914)	(35,914)
Other assets	110,375	(96,262)	14,113	82,383	(76,046)	6,337

Total assets	$2,237,188	$(742,576)	$1,494,612	$1,633,149	$(752,183)	$880,966

Liabilities and Shareholders’ Equity
Current liabilities	$261,899	$(136,540)	$126,728	$172,690	$(90,048)	$82,642
Long-term debt	352,000	—	352,000	221,000	—	221,000
Long-term debt of Penn Virginia Resource Partners, L.P.	399,153	(399,153)	—	207,214	(207,214)	—
Other liabilities and deferred taxes	234,876	(27,721)	205,786	211,448	(16,549)	194,899
Minority interest	179,162	(179,162)	—	438,372	(438,372)	—
Shareholders’ equity	810,098	—	810,098	382,425	—	382,425

Total liabilities and shareholders’ equity	$2,237,188	$(742,576)	$1,494,612	$1,633,149	$(752,183)	$880,966

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (see Note 3 below):

	Three Months Ended December 31, 2007 (unaudited)			Three Months Ended December 31, 2006 (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income	$5,359	$—	$5,359	$10,703	$—	$10,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	39,700	(10,912)	28,788	27,636	(9,992)	17,644
Commodity derivative contracts:
Total derivative losses (gains)	26,588	(25,804)	784	(7,493)	(262)	(7,755)
Cash receipts (payments) to settle derivatives for period	(5,932)	8,816	2,884	1,486	4,034	5,520
Minority interest	2,660	(2,660)	—	11,831	(11,831)	—
Investment in PVG and PVR	—	(3,529)	(3,529)	—	(9,970)	(9,970)
Gain on sale of properties	(117)	—	(117)	—	—	—
Impairment of oil and gas properties	181	—	181	8,517	—	8,517
Cash distributions from PVG and PVR	—	9,789	9,789	—	5,895	5,895
Other	6,527	(385)	6,142	11,303	1,000	12,303

Operating cash flow	74,966	(24,685)	50,281	63,983	(21,126)	42,857
Changes in operating assets and liabilities	29,093	(6,798)	22,295	14,775	(3,186)	11,589

Net cash provided by operating activities	104,059	(31,483)	72,576	78,758	(24,312)	54,446

Investing Activities
Other	642	(661)	(19)	99	(3)	96
Acquisitions	(61,429)	31,038	(30,391)	(23,687)	9,673	(14,014)
Additions to property and equipment	(104,086)	18,468	(85,618)	(87,534)	11,560	(75,974)

Net cash used in investing activities	(164,873)	48,845	(116,028)	(111,122)	21,230	(89,892)

Financing Activities
Dividends paid	(2,129)	—	(2,129)	(2,100)	—	(2,100)
Distributions paid to minority interest holders	(13,337)	13,337	—	(10,483)	10,483	—
Proceeds from issuance of partners’ capital by PVG	—	—	—	117,818	(117,818)	—
Net proceeds from (repayments of) PVA borrowings	(62,500)	—	(62,500)	41,000	—	41,000
Net proceeds from (repayments of) PVR borrowings	47,500	(47,500)	—	(108,600)	108,600	—
Proceeds from PVA stock offering	135,441	—	135,441	—	—	—
Proceeds from sale of stock warrants	18,187	—	18,187	—	—	—
Cash paid for convertible notes hedges	(36,817)	—	(36,817)	—	—	—
Debt issuance costs	(8,141)	263	(7,878)	—	—	—
Other	2,334	—	2,334	2,681	375	3,056

Net cash provided by financing activities	80,538	(33,900)	46,638	40,316	1,640	41,956

Net increase (decrease) in cash and cash equivalents	19,724	(16,538)	3,186	7,952	(1,442)	6,510
Cash and cash equivalents-beginning balance	14,803	(13,965)	838	12,386	(12,245)	141

Cash and cash equivalents-ending balance	$34,527	$(30,503)	$4,024	$20,338	$(13,687)	$6,651

	Year Ended December 31, 2007			Year Ended December 31, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
		(unaudited)	(unaudited)		(unaudited)	(unaudited)
Operating Activities
Net income	$50,754	$—	$50,754	$75,909	$—	$75,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	129,523	(41,512)	88,011	94,217	(37,493)	56,724
Commodity derivative contracts:
Total derivative losses (gains)	52,157	(50,163)	1,994	(17,535)	(13,213)	(30,748)
Cash receipts (payments) to settle derivatives for period	(3,651)	17,779	14,128	(8,947)	19,439	10,492
Minority interest	30,319	(30,319)	—	43,018	(43,018)	—
Investment in PVG and PVR	—	(24,257)	(24,257)	—	(31,683)	(31,683)
Gain on sale of properties	(12,553)	—	(12,553)	—	—	—
Impairment of oil and gas properties	2,586	—	2,586	8,517	—	8,517
Cash distributions from PVG and PVR	—	29,839	29,839	—	22,186	22,186
Other	52,054	452	52,506	66,782	(2,332)	64,450

Operating cash flow	301,189	(98,181)	203,009	261,961	(86,114)	175,847
Changes in operating assets and liabilities	11,851	1,540	13,391	13,858	7,617	21,475

Net cash provided by operating activities	313,040	(96,641)	216,400	275,819	(78,497)	197,322

Investing Activities
Other	30,027	(858)	29,169	2,604	(36)	2,568
Acquisitions	(300,447)	176,917	(123,530)	(195,166)	91,259	(103,907)
Additions to property and equipment	(413,073)	48,123	(364,950)	(269,773)	38,453	(231,320)

Net cash used in investing activities	(683,493)	224,182	(459,311)	(462,335)	129,676	(332,659)

Financing Activities
Dividends paid	(8,499)	—	(8,499)	(8,398)	—	(8,398)
Distributions paid to minority interest holders	(49,739)	49,739	—	(38,627)	38,627	—
Proceeds from issuance of partners’ capital by PVG	860	(860)	—	117,818	(117,818)	—
Net proceeds from PVA borrowings	131,000	—	131,000	142,000	—	142,000
Net proceeds from (repayments of) PVR borrowings	193,500	(193,500)	—	(37,100)	37,100	—
Proceeds from PVA stock offering	135,441	—	135,441	—	—	—
Proceeds from sale of stock warrants	18,187	—	18,187	—	—	—
Cash paid for convertible notes hedges	(36,817)	—	(36,817)	—	—	—
Debt issuance costs	(8,141)	263	(7,878)	—	—	—
Other	8,850	—	8,850	5,248	375	5,623

Net cash provided by financing activities	384,641	(144,358)	240,284	180,941	(41,716)	139,225

Net increase (decrease) in cash and cash equivalents	14,189	(16,816)	(2,627)	(5,575)	9,463	3,888
Cash and cash equivalents-beginning balance	20,338	(13,687)	6,651	25,913	(23,150)	2,763

Cash and cash equivalents-ending balance	$34,527	$(30,503)	$4,024	$20,338	$(13,687)	$6,651

Note 2 – Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding minority interest which represents the portion of PVG’s consolidated balance sheet that PVA does not own and including other adjustments to eliminate inter-company transactions. PVA believes equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on the PVA’s assets, liabilities and shareholders’ equity.

Note 3 – Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own and including other adjustments to eliminate inter-company transactions. PVA believes equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on the PVA’s cash flows.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2008.

	Actual
	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	YTD 2007
						2008 Guidance
Oil & Gas Segment:
Production:
Natural gas (Bcf) – See Note a	8.1	9.4	10.4	9.9	37.8	43.2	—	45.1
Crude oil and condensate (MBbl’s)	107	113	116	125	461	1,000.0	—	1,100.0
Equivalent production (Bcfe)	8.7	10.1	11.1	10.7	40.6	49.2	—	51.7
Equivalent daily production (MMcfed)	97.0	110.7	120.7	116.1	111.2	134.4	—	141.3

Expenses:
Cash operating expenses ($ per Mcfe)	$1.90	1.81	1.87	2.38	1.99	2.10	—	2.30
Exploration	$5.0	5.7	12.9	5.0	28.6	30.0	—	40.0
Impairment of oil and gas properties	$—	—	2.4	0.2	2.6	—	—	—
Depreciation, depletion and amortization ($ per Mcfe)	$2.04	1.85	2.00	2.66	2.14	2.50	—	2.65

Capital Expenditures:
Development drilling	$69.4	77.9	83.1	80.0	310.4		377.3
Exploratory drilling	$19.2	8.5	7.0	7.8	42.5		50.6
Pipeline, gathering, facilities	$4.9	5.3	4.4	8.1	22.7		27.8
Seismic	$0.9	0.7	0.6	0.6	2.8		4.3
Lease acquisition, field projects and other	$0.8	12.1	17.8	23.1	53.8		14.8
Proved property acquisitions	$1.4	7.1	54.3	25.4	88.2		—
Total segment capital expenditures	$96.6	111.6	167.2	145.0	520.4		474.8

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	8.3	8.1	8.8	7.3	32.5	33.5	—	35.5

Revenues:
Average royalty per ton	$3.02	2.98	2.76	2.82	2.89	2.65	—	2.75
Other	$3.5	4.4	4.0	5.6	17.5	25.0	—	27.0

Expenses:
Cash operating expenses	$5.1	5.5	4.9	4.6	20.1	21.0	—	23.0
Depreciation, depletion and amortization	$5.6	5.3	5.8	6.0	22.7	31.0	—	33.0

Capital Expenditures:
Expansion and acquisitions	$0.4	52.1	93.4	31.0	176.9		2.0
Maintenance capital expenditures	$0.1	—	—	—	0.1		0.2
Total segment capital expenditures	$0.5	52.1	93.4	31.0	177.0		2.2

Natural Gas Midstream Segment (PVR):
Throughput volumes (MMcf per day) – see Note c	177	187	194	185	186	220	—	230

Expenses:
Cash operating expenses	$6.9	6.3	6.7	6.8	26.8	34.0	—	36.0
Depreciation, depletion and amortization	$4.6	4.5	4.8	4.9	18.8	22.0	—	24.0

Capital Expenditures:
Expansion and acquisitions	$5.7	6.9	9.1	17.0	38.7		8.0
Maintenance capital expenditures	$1.9	2.7	2.8	2.4	9.8		13.0
Total segment capital expenditures	$7.6	9.6	11.9	19.4	48.5		21.0

Corporate and Other:
General and administrative expense – PVA – see Note d	$5.2	5.2	6.4	8.5	25.3	20.0	—	21.0
General and administrative expense – PVG – see Note d	$0.8	0.5	0.2	0.9	2.5	3.0	—	3.5
Interest expense:
PVA average long-term debt outstanding	$242.0	306.5	384.3	418.9	337.7		436.4
PVA interest rate	6.5%	6.6%	7.3%	6.7%	6.7%		7%
Percentage capitalized – see Note e	25%	17%	15%	11%	16%		11%
PVR average long-term debt outstanding	$221.8	241.6	295.7	396.8	289.3		433.5
PVR interest rate assumed	6.2%	5.9%	5.9%	6.6%	6.2%		7%

Minority interest in PVG & PVR	$9.3	9.2	9.1	2.7	30.3	see Note f
Income tax rate	39%	39%	39%	22%	38%	see Note g
Cash distributions received from PVG/PVR	$2.4	8.4	9.1	9.7	29.6	see Note h
Other capital expenditures	$1.5	2.3	1.1	2.4	7.3	0.5	—	1.0

These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

Notes to Guidance Table:

a – The following table shows PVA’s current derivative positions for natural gas production as of December 31, 2007:

	Average Volume Per Day		Weighted Average Price
			Additional Put Option	Floor	Ceiling
Natural Gas Costless Collars	(in MMbtu	)	(per MMbtu)
First Quarter 2008 (ceiling reduced to $8.50 for Feb and March)	10,000			$9.00	$17.95
First Quarter 2008 (2) (February and March only)	20,000			$7.82	$8.50
Second Quarter 2008	10,000			$7.50	$9.10
Third Quarter 2008	10,000			$7.50	$9.10
Fourth Quarter 2008 (October only)	10,000			$7.50	$9.10

Natural Gas Three-way Collars (1)	(in MMbtu	)	(per MMbtu)
First Quarter 2008	22,500		$5.44	$8.00	$12.64
Second Quarter 2008	22,500		$5.00	$7.11	$9.09
Third Quarter 2008	22,500		$5.00	$7.11	$9.09
Fourth Quarter 2008	2,500		$5.00	$8.00	$10.75
Fourth Quarter 2008 (October only)	20,000		$5.00	$7.00	$8.89
Fourth Quarter 2008 (November and December only)	20,000		$5.75	$8.00	$12.80
Fourth Quarter 2008 (2)	20,000		$5.50	$8.38	$10.09
First Quarter 2009	10,000		$6.00	$8.00	$13.00
First Quarter 2009 (2)	20,000		$5.50	$8.38	$10.09
Second Quarter 2009	10,000		$5.50	$7.50	$9.10
Third Quarter 2009	10,000		$5.50	$7.50	$9.10

Natural Gas Swaps	(in MMbtu	)
Second Quarter 2008 (2)	20,000			$8.35
Third Quarter 2008 (2)	20,000			$8.35

(1)	A three-way collar contract consists of a collar contract plus a put option contract sold by PVA with a price below the floor price of the collar. This additional put requires PVA to make a payment to the counterparty if the settlement price for any settlement period is below the put option price. Combining the collar contract with the additional put option results in PVA’s entitlement to a net payment equal to the difference between the floor price of the collar contract and the additional put option price if the settlement price is equal to or less than the additional put option price. If the settlement price is greater than the additional put option price, the result is the same as it would have been with a collar contract only. This strategy enables PVA to increase the floor and the ceiling price of the collar beyond the range of a traditional collar contract while defraying the associated cost with the sale of the additional put option.
(2)	Entered into in January 2008

b – The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any.

	Average Volume Per Day		Weighted Average Price		Weighted Average Price
					Collars
					Put	Call
Frac Spread	(in MMBtu	)	(per MMBtu	)
First Quarter 2008 through Fourth Quarter 2008	7,824		$5.020

Ethane Sale Swap	(in gallons	)	(per gallon	)
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700

Propane Sale Swaps	(in gallons	)	(per gallon	)
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175

Crude Oil Sale Swaps	(in barrels	)	(per barrel	)
First Quarter 2008 through Fourth Quarter 2008	560		$49.27

Natural Gasoline Collar	(in gallons	)			(per gallon)
First Quarter 2008 through Fourth Quarter 2008	6,300				$1.4800	$1.6465

Crude Oil Collar	(in barrels	)			(per barrel)
First Quarter 2008 through Fourth Quarter 2008	400				$65.00	$75.25

Natural Gas Sale Swaps	(in MMbtu	)	(per MMbtu	)
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97

c – Management estimates that excluding the above derivative positions, for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.50 per MMBtu budgeted 2008 benchmark price, natural gas midstream gross processing margin and operating income in 2008 would increase or decrease, respectively, by $12.0 million. This assumes oil and other liquids prices and inlet volumes remain constant at budgeted levels. In addition, management also estimates that excluding the above derivative positions, for every $5.00 per barrel increase or decrease in the oil prices from the $80.00 per barrel budgeted 2008 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by $10.8 million. This assumes natural gas prices and inlet volumes remain constant at budgeted levels. These estimated changes in gross margin and operating income exclude the potential cash receipts or payments in settling these derivative positions.

d – Year-to-date 2007 results and full-year 2008 guidance reflects increased incentive compensation costs in general and administrative expense.

e – PVA capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f – PVA controls the general partner of PVA GP Holdings, L.P. (“PVG”) and owns an 82 percent limited partner interest in PVG. PVG’s operating results are included in PVA’s consolidated financial statements, and minority interest reflects the 18 percent of PVG owned by parties other than PVA.

g – Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of PVA’s income tax expense for the full year.

h – 2008 amounts received are dependent primarily upon distributions paid by Penn Virginia GP Holdings, L.P. (NYSE: PVG).